SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant   |X|
Filed by a Party other than the Registrant   |_|
Check the appropriate box:
|_|  Preliminary Proxy Statement
     Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(z))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          FIRST AVIATION SERVICES INC.
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                          FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                           Westport, Connecticut 06880

                                 ---------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                -----------------

The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of First Aviation Services Inc. will be held at the offices of Aerospace Products International Inc., 3778 Distriplex Drive North, Memphis, Tennessee on Thursday, July 15, 1999 at 9:30 a.m. for the following purposes:

               1. To elect two directors for a term to expire at the Annual Meeting of Stockholders in the year 2002.

               2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 2000.

               3. To act upon any and all matters incident to the foregoing and transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

The Board of Directors, by resolution, has fixed the close of business on June 1, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the Annual Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.


                                       By order of the Board of Directors,

                                       John A. Marsalisi
                                       Secretary

Westport, Connecticut
June 9, 1999

                          FIRST AVIATION SERVICES INC.
                               15 Riverside Avenue
                           Westport, Connecticut 06880

                                 ---------------

                                 PROXY STATEMENT

                                -----------------

                                  Introduction

This proxy statement is furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services Inc., a Delaware Corporation ("First Aviation" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Company's 1999 Annual Meeting of Stockholders to be held on July 15, 1999, and at any adjournment thereof (the "Annual Meeting"). The Notice of Annual Meeting, this proxy statement, the accompanying proxy, the Company's Form 10-K/A and Annual Report are first being mailed to Stockholders on or about June 9, 1999.

The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880.

Record Date

The Board of Directors has fixed the close of business on June 1, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each such stockholder will be entitled to one vote on all matters to come before the Annual Meeting for each share of Common Stock held and may vote in person or by proxy authorized in writing. At the Record Date, there were 9,004,834 shares of Common Stock issued and outstanding.

Matters to Be Considered

At the Annual Meeting, stockholders will be asked to consider and vote upon the election of two directors for a term to expire at the Annual Meeting of Stockholders in the year 2002, and to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 2000. The Board of Directors has received timely notice and does not know of any other matter to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Quorum; Required Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date and present in person or represented by proxy at the Annual Meeting. Shares that are voted "FOR", "AGAINST", or "WITHHELD FROM" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and will be included in determining the number of shares that are represented and voted at the Annual Meeting with respect to such matter.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the nominated directors. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for the nominees or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted towards the nominee's achievement of a plurality.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 2000. With respect to broker non-votes, the shares will be counted for purposes of determining the presence or absence of a quorum, but will not be considered entitled to vote at the Annual Meeting for such matter and thus broker non-voters will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which the majority is calculated.

Voting and Revocation of Proxies

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company's Transfer Agent and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, shares represented by properly executed proxies will be voted "FOR" the election of the nominees for director named herein, and "FOR" the approval of the proposed appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 2000.

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 23, 1999 by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Each of the persons listed in the table maintains an address at 15 Riverside Avenue Westport, Connecticut 06880, unless otherwise indicated.


Name and Address                                    Amount and Nature of
of  Beneficial Owner                                Beneficial Ownership                Percent of Class
--------------------                                --------------------                ----------------
First Equity Group Inc. (1)                              3,747,018                            41.6%
Aaron P. Hollander (1)                                   3,747,018                            41.6%
Michael C. Culver (1)                                    3,747,018                            41.6%
The Wynnefield Group (2)
     One Penn Plaza, Suite 4720
     New York, NY  10119                                 1,586,792                            17.6%
Canpartners Investments IV, LLC (3)
     9665 Wilshire Boulevard
     Suite 200
     Beverly Hills, California 90212                     1,293,335                            14.4%
Wellington Management Company, LLP (4)
     75 State Street
     Boston, MA  02109                                     882,000                             9.8%
John A. Marsalisi                                            8,062                                *
Gerald E. Schlesinger                                          983                                *
     Aerospace Products International Inc.
     3778 Distriplex Drive North
     Memphis, TN  38118
Philip C. Botana
     Aerospace Products International Inc.
     3778 Distriplex Drive North
     Memphis, TN  38118                                      1,000                                *
Joshua S. Friedman (5)                                          --                                *
Robert L. Kirk                                              10,803                                *
Charles B. Ryan                                             45,353                                *
All directors and executive
     officers as a group (9 persons)                     3,809,849                            42.4%


-----------------------------------

* less than 1%

     (1) Aaron P. Hollander and Michael C. Culver own, in the aggregate, all of the outstanding shares of First Equity Group Inc.
     (2) Based upon a Schedule 13D dated April 15, 1999 and the Company's knowledge, The Wynnefield Group is composed of the Wynnefield Partners Small Cap Value, L.P., Channel Partnership II L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and the Wynnefield Small Cap Value,
         L.P. I.
     (3) Based upon a Schedule 13G dated February 12,1998 and the Company's knowledge, Canpartners Incorporated is a Managing Member of Canpartners. Mr. Friedman, Mitchell R. Julis and R. Christian B. Evenson are the sole shareholders and directors of Canpartners Incorporated and such individuals may be deemed to share beneficial ownership of the shares shown as owned by Canpartners. Such persons disclaim beneficial ownership of such shares.
     (4) Based upon a Schedule 13G dated January 13, 1998 and the Company's knowledge.
     (5) Excludes 1,293,335 shares shown as owned by Canpartners. Mr. Friedman is a Vice-President of Canpartners and is a shareholder and director of Canpartners Incorporated, a Managing Member of Canpartners, and as such may be deemed to have voting and investment power over such shares. Mr. Friedman disclaims any beneficial ownership of such shares.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Exchange Act requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Directors and executive officers are required to furnish the Company with copies of all Section 16 (a) forms that they file. Based upon a review of these filings, the Company believes that all such filings were made on a timely basis for the fiscal year ended January 31, 1999.

Section 16 (a) of the Exchange Act also requires ten percent shareholders to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Ten percent shareholders are required to furnish the Company with copies of all Section 16
(a) forms that they file. Based upon a review of copies of filings submitted to the Company, the Company believes that all filings were made on a timely basis for the fiscal year ended January 31, 1999, except that two reports for six transactions were filed late by The Wynnefield Group.


1. Election of Directors (Proposal No. 1)

The nominees for director are John A. Marsalisi and Charles B. Ryan. The Company's Certificate of Incorporation provides for a Board of Directors classified into three classes, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. The Board of Directors currently is comprised of six directors, two directors each in Class I, Class II and Class III. The classes distinguish term of office only. If elected, the two nominees will serve for a term to expire at the Annual Meeting of Stockholders in the year 2002.

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. The nominees at present are available for election as members of the Board of Directors. If the nominees are unable to serve, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate.

The Board of Directors recommends a vote FOR the election of John A. Marsalisi and Charles B. Ryan.

Nominees for election to the Board of Directors for a term expiring at the Annual Meeting of Stockholders in the year 2002.

John A. Marsalisi, 43, has served as a Director and Chief Financial Officer and Secretary of the Company since March 1995. He has been an officer of First Equity since 1996. From 1991 to May 1996, Mr. Marsalisi was Director of Taxes for Omega Engineering. Prior to joining Omega Engineering, Mr. Marsalisi was Director of Taxes for the Entrepreneurial Services Group of Ernst & Young's Stamford, Connecticut office. Mr. Marsalisi is a Certified Public Accountant.

Charles B. Ryan, 48, became a Director in March 1997. Since 1986, Mr. Ryan has been the President and Chief Operating Officer of Nordam Group Inc., a manufacturer and overhaul agency of airframe components, nacelles and thrust reversers. Mr. Ryan has been associated with Nordam Group Inc. since 1976. Mr. Ryan is also a Director of F&M Bank & Trust Company.

Members of the Board of Directors Continuing in Office;
Terms Expire at the 2000 Annual Meeting of Stockholders

Joshua S. Friedman, 43, became a Director in March 1997. Mr. Friedman has been an executive officer of Canyon Capital Advisors LLP and various related or predecessor entities ("Canyon Capital") since their inception in 1990. Canyon Capital is a merchant banking and money management firm which Mr. Friedman co-founded and which is an affiliate of Canpartners, a former subordinated creditor and warrant holder of the Company. From 1984 to 1990, Mr. Friedman was an Executive Vice President and Co-Director of Capital Markets of Drexel Burnham Lambert Incorporated. Mr. Friedman currently serves as a member of the Board of Directors of Sunterra Resorts, Inc., a publicly traded developer and operator of timeshare resorts, and several privately held companies and charitable organizations.

Aaron P. Hollander, 42, has served as Chairman of the Company since March 1995. Mr. Hollander became a director of the Company's wholly owned subsidiary, National Airmotive Corporation ("NAC") in June 1995. In 1985, Mr. Hollander co-founded First Equity Development Inc. ("First Equity"), an aerospace investment and advisory firm, and has served as Co-Managing Director since that time.

Members of the Board of Directors Continuing in Office;
Terms Expire at the 2001 Annual Meeting of Stockholders

Michael C. Culver, 48, has been a Director and Chief Executive Officer of the Company since March 1995. Mr. Culver became a director of NAC in June 1995, Chairman in August 1996 and Chief Executive Officer in June 1997. Mr. Culver also serves as Chairman of the Company's majority owned subsidiary, Aerospace Products International Inc. In 1985, Mr. Culver co-founded First Equity and has served as Co-Managing Director since that time.

Robert L. Kirk, 69, has been a Director since March 1997. Mr. Kirk recently retired as Chairman of British Aerospace Holdings, Inc., an international aerospace corporation. Mr. Kirk served as Chairman and Chief Executive Officer of CSX Transportation, Inc., the railroad subsidiary of CSX Corporation, from 1990 to 1992, and was Chairman and Chief Executive Officer of Allied-Signal Aerospace Co. from 1986 to 1989.

Committees of the Board of Directors and Meeting Attendance

During the fiscal year ended January 31, 1999, the Company's Board of Directors was comprised of Messrs. Culver, Friedman, Hollander, Kirk, Marsalisi and Ryan. The Board of Directors held four regularly scheduled meetings during the fiscal year ended January 31, 1999. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and at least a majority of the meetings of committees on which he served while a member thereof.

The Board of Directors has the following standing committees, which were first established in March, 1997.

Executive Committee

The Executive Committee consists of two directors of the Company, Messrs. Hollander and Culver. The Executive Committee has the power and authority to exercise all of the powers and authority of the Board of Directors in managing the business affairs of the Company, except that it does not have the power and authority to: (i) amend the Certificate of Incorporation or By-laws of the Company; (ii) adopt an agreement of merger or consolidation or to recommend to stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; or (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors.

Audit Committee

The Audit Committee consists of two independent directors of the Company, Messrs. Hollander and Ryan. The Audit Committee is responsible for engaging the Company's independent auditors and reviewing with them the scope and timing of their audit services, any other services which they are asked to perform, their report on the Company's accounts following completion of the annual audit and the Company's policies and procedures with respect to internal accounting and financial control. The Audit Committee met three times during the fiscal year ended January 31, 1999.

Compensation Committee

The Compensation Committee consists of two independent directors of the Company, Messrs. Hollander and Kirk. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to compensation and benefit levels of executive officers of the Company. During the fiscal year ended January 31, 1999, the Compensation Committee met twice.


Compensation of Directors and Executive Officers

Board of Directors Compensation

Each of the Company's non-employee directors receives an annual director's fee of $20,000, payable in cash or stock. No director of the Company receives any additional fees for attendance at meetings of the Board of Directors or committees thereof. Members of the Board of Directors receive reimbursement for actual expenses of attendance at meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an employee of the Company.

Report from the Compensation Committee Regarding Executive Compensation

The Compensation Committee (the "Committee") of the Board of Directors is responsible for developing the executive compensation philosophy of First Aviation and administering this philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers.

The basic philosophy behind executive compensation at First Aviation is to reward the executive's performance so as to create long-term shareholder value. This pay-for-performance tenet is embedded in most aspects of an executive's total compensation package. Salary increases, bonuses and long-term incentive grants are reviewed annually to ensure consistency with the Company's overall compensation philosophy.

Base Salary

All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at the median of a comparative group that includes peer group companies, similar to those reflected in the proxy performance graph, and general industry companies similar in size to First Aviation.

Long-Term Incentive Grants

Long-term incentive grants are considered for each executive. The grants are usually made in the form of incentive stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Restricted stock may be granted for specific reasons, such as (i) rewarding individual performance, (ii) recognizing company performance, (iii) accommodating special situations, such as promotions, (iv) in lieu of other benefits or (v) in an effort to remain market competitive.

Total Compensation

Approximately 50% of the total compensation of the Company's most senior executives is "at risk", based strictly upon the performance of the Company and the return to the stockholders. In addition, certain elements of the employee benefit package, such as the Employee Stock Purchase Plan are driven by increasing shareholder value.

Inherent in this "at risk" component is a heavy weighting toward long-term performance. At First Aviation, long-term incentives for the most senior executives can make up to half of the total amount of a senior executive's annual compensation. We believe this feature provides management with a long-term strategic incentive that will encourage the continued creation of shareholder value.

The Committee has access to national compensation surveys and the financial records of the Company. The Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of the company's performance with input on market competitiveness. The executive compensation program is designed to provide compensation for performance. In the last review, the Committee confirmed that the executive compensation program was meeting the targeted objective.

Mr. Culver's base salary during the fiscal year ended January 31, 1999 was paid in accordance with his employment agreement of December 20, 1996. During such period Mr. Culver did not receive a cash bonus or stock award under the Company's plans.

Summary

Executive compensation at First Aviation is considered very seriously by the Committee, the Board of Directors and senior management. The Committee believes there should be a strong link between the financial rewards of the executives and the success of the shareholder. The success of the shareholder is measured by the increase in shareholder value. The Committee believes that with the present plans in place management will continue to strive to increase shareholder value.

Compensation Committee

Aaron P. Hollander
Robert L. Kirk

Summary Compensation Tables

The following table sets forth certain information for the fiscal years ended January 31, 1999, 1998 and 1997, regarding compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the other executive officers of the Company whose compensation exceeded $100,000.

                               Annual Compensation
                               -------------------

                                                                                                        Long-Term
                                                                       Annual Compensation             Compensation
                                                                ----------------------------------     ------------
                                                                                                        Securities
                                                                                                        Underlying
Name and Principal Position         Year                          Salary              Bonus              Options
------------------------------   -----------                    -----------         ----------         ------------
Philip C. Botana                 FYE 1/31/99                       $87,500                                25,000
Vice President                   FYE 1/31/98                           N/A
                                 FYE 1/31/97                           N/A

Michael C. Culver                FYE 1/31/99                      $180,000
Chief Executive Officer          FYE 1/31/98                      $180,000
                                 FYE 1/31/97                       $23,000

John A. Marsalisi                FYE 1/31/99                      $155,000
Chief Financial Officer          FYE 1/31/98                      $155,000            $20,000              5,000
                                 FYE 1/31/97                       $20,000                                40,000

Gerald E. Schlesinger            FYE 1/31/99                      $190,000
Senior Vice President            FYE 1/31/98                       $99,167            $40,000             60,000
                                 FYE 1/31/97                           N/A


                        Option Grants in Last Fiscal Year

The following table sets forth information regarding the stock options that were granted during the last fiscal year to each of the officers named in the Annual Compensation Table.


                                Individual Grants
                                -----------------


                            Number of        Percent of
                            Securities       Total Options
                            Underlying       Granted to                                            Grant Date
                            Options          Employees in      Exercise or                         Present Value
Name                        Granted          Fiscal year       Base Price        Expiration date   Per Share (1)
-----------------           --------------   ----------------  ----------------  ----------------  -------------------
Philip C. Botana              25,000            28.3%             $6                 2008              $1.90

Michael C. Culver               None              N/A             N/A                N/A               N/A

John A. Marsalisi              5,000            5.7%              $6                 2008              $1.90

Gerald E. Schlesinger         10,000            11.3%             $6                 2008              $1.90


     (1) Present value on the grant date was determined by using the Black-Scholes option-pricing model. The model as applied used the applicable grant date, the exercise price as shown in the table and the fair market value of the Company's Common Stock on the grant date. The model assumed (i) a risk-free return of 6.0%, (ii) a dividend yield of 0%, (iii) an average volatility factor of 0.516 and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms. There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the tables as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as the dividend yield and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of performance of the Company's Common Stock, which will be influenced by future events and unknown factors.


Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the aggregate positions in stock options at January 31, 1999 held by each of the officers named in the Annual Compensation Table.

                                  Number of Securities               Value of Unexcercised
                                 Underlying Unexercised              In-The-Money Options
                               Options at Fiscal Year End             at Fiscal Year End
     Name                       Exercisable/Unexercisable         Excercisable/Unexcercisable
--------------------------    -----------------------------      -----------------------------
Philip C. Botana                       None/25,000                           N/A

Michael C. Culver                       None/None                            N/A

John A. Marsalisi                     20,000/25,000                          N/A

Gerald E. Schlesinger                 12,500/47,500                          N/A

Employment Contracts



In December 1996, First Aviation entered into employment agreements with Michael
C. Culver and John A. Marsalisi. Mr. Culver's and Mr. Marsalisi's employment agreements are each for terms of three years which expire on December 31, 1999, and provide for an annual base salary of $180,000 and $155,000, respectively. In July 1997, First Aviation entered into a three-year employment agreement with Gerald E. Schlesinger with a base salary of $170,000. On June 1, 1998, the Company entered into a three year employment agreement with Philip C. Botana with a base salary of $150,000. Each agreement provides for base salaries to be adjusted at the discretion of the Board of Directors. Each of the employment agreements provides for: (i) benefits which are also generally available to other employees of First Aviation in similar employment positions, (ii) reimbursement of reasonable business related expenses, (iii) three weeks paid vacation a year, and (iv) a severance payment, upon termination without cause or for death or disability, equal to six months base salary. Each of the agreements may be terminated by First Aviation without cause at any time upon 30 days notice or by the executive for any reason upon 30 days notice.

Mr. Culver, Mr. Marsalisi, Mr. Schlesinger and Mr. Botana each have, as part of their respective employment agreements, agreed not to compete with First Aviation for a period of six months following the end of his employment by First Aviation and not to solicit employees or customers of First Aviation for a period of six months following the end of his employment with First Aviation.

Stock Performance

The following graph compares the cumulative stockholder return on First Aviation Common Stock with The Russell 2000 Stock Index and a peer group index selected by the Company. The peer group is comprised of the following companies: AVTEAM, Inc., Kellstrom Industries, Inc., Satair A/S, and Vector Aerospace Corporation. The comparison assumes $100 was invested as of February 28, 1997 (the date on which shares of common stock began trading on a "when issued" basis) and the reinvestment of all dividends.

In the prior year the cumulative stockholder return on First Aviation Common Stock was compared to the S&P 500 Stock Index and a peer group index which consisted of Aviall, Inc., AAR Corporation, Aviation Sales Corporation, Triumph Group, Kellstrom, Inc. and Banner Aerospace, Inc. AAR Corporation, Aviation Sales Corporation and Triumph Group were eliminated from the peer group because their market capitalization is substantially greater than that of the Company. Aviall was eliminated because recently received segment data shows that the company derives approximately half of its income from the operation of a business that is not comparable to the operations of First Aviation. Banner was eliminated because it is no longer a publicly traded company. The prior indices were weighted towards companies with a much larger capitalization than that of the Company. The Company changed the stock index and peer group in order to reflect the performance of companies, such as First Aviation, with a smaller capitalization.


[Tabular Representation of Line Chart]


                      February 28, 1997          January 31, 1998          January 31, 1999
                      -----------------          ----------------          ----------------
Prior Peer Group            $100                      $145.68                   $134.78
S&P 500                     $100                      $124.00                   $161.80
First Aviation              $100                      $ 67.50                   $ 45.00
Peer Group                  $100                      $141.44                   $108.32
Russell 2000                $100                      $119.40                   $118.60



Certain Relationships and Related Transactions

         In March 1999, the jury decided in favor of the Company in litigation brought by John F. Risko, a former director and manager, initiated in June 1997 against the Company, National Airmotive Corporation, Aaron P. Hollander, Michael
C. Culver, First Equity Development Inc. and First Equity Group Inc. The Plaintiff's allegations of wrongful termination, breach of contract, and various actions of fraud, deceit and misrepresentation were dismissed. The plaintiff had sought various damages as well as common shares of the Company. On a separate count, the jury, in a split decision, awarded the plaintiff a cash bonus of $200,000. During the quarter ended January 31, 1999, the Company, accrued $3.1 million for the costs of defending itself and its Directors against these claims. The accrual includes legal fees incurred through January 31, 1999, completion of the trial, expert testimony, out-of-pocket costs, and the costs of an appeal. The Company is pursuing recovery of these costs in accordance with the terms of a Directors and Officers Insurance Policy. The amount of recovery, if any, is not ascertainable at this time. Any recovery will be reflected in future periods.

         On December 20, 1996, the Company and First Equity, an affiliate of First Equity Group, entered into an agreement allocating potential investment and acquisition opportunities in the global aircraft engine repair and overhaul market. Pursuant to the agreement, First Equity agreed that commencing with the consummation of the Offering, neither First Equity nor any of its majority-owned subsidiaries will, as a principal, consummate any acquisition of a majority interest in any business that is engaged in the repair and overhaul of military and commercial aircraft engines anywhere in the world (a "Covered Acquisition"), without first notifying the Company and providing the Company with the opportunity to choose to effect the Covered Acquisition for its own account. The Company's decision as to whether to effect the Covered Acquisition will be made by the directors of the Company that have no affiliation with First Equity. The agreement will remain in effect for a five-year term, subject to earlier termination in the event First Equity reduces its ownership interest in the Company to less than 10% of the Company's outstanding voting securities. The agreement does not apply to any proposed acquisition by First Equity of any business that generates less than 15% of its aggregate net sales from the repair and overhaul of military and commercial aircraft engines, nor to any advisory services performed by First Equity on behalf of third parties.

         During the quarter ended October 31, 1998, the Company, upon the authorization of the independent members of the Board of Directors, entered into an advisory agreement with a related party, First Equity. Pursuant to the agreement, First Equity is to provide the Company investment and financial advisory services relating to potential acquisitions and other financial transactions. The agreement runs through February 1, 2000 but may be terminated by either party upon 30-days written notice to the other. Under the terms of the agreement, the Company will pay a fee to First Equity for the successful completion of certain transactions (the "Success Fee"), and will reimburse First Equity for its out-of-pocket expenses. The amount of the Success Fee will be established by the independent members of the Board of Directors and will be dependent upon a variety of factors, including, but not limited to, the scope of the services to be provided, the size and type of acquisition, and the successful completion of a transaction. The agreement requires the Company to pay First Equity a $30,000 monthly retainer effective February 1, 1998, which can be applied as a credit against the Success Fee, subject to certain limitations. During the year ended January 31, 1999, the Company paid First Equity retainer fees totaling $360,000, all of which can be applied against the Success Fee.

         The Company subleases from First Equity approximately 3,000 square feet of office space in Westport, Connecticut. The sublease, which became effective April 21, 1997, is for a period of ten years, and is cancelable by either party with six months notice. The Company has the option to renew the sublease for two additional five-year periods. Lease payments under this sublease totaled approximately $98,000 and $50,000 respectively, for the fiscal years ended January 31, 1999 and 1998.

         The Company believes that the terms of the advisory agreement and the sublease agreement between the Company and First Equity are at least as favorable as the terms which would have been obtained by the Company from an unaffiliated third-party.

2. Appointment of Auditors (Proposal No. 2)

On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Ernst & Young LLP as auditors for the fiscal year ended January 31, 2000, subject to ratification by stockholders. Ernst & Young LLP has audited the Company's financial statements since 1995.

Representatives of Ernst & Young are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so, and will be available to answer appropriate questions from stockholders.

If the foregoing proposal is not approved at the Annual Meeting, or if prior to the 2000 Annual Meeting of Stockholders, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Board of Directors, then in any such case, the Board of Directors will appoint other independent auditors whose engagement for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the Stockholders at the 2000 Annual Meeting of Stockholders.


Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, telecopier, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, also may request the return of proxies by telephone, telecopier, telegram or in person.


Stockholder Proposals

All proposals from stockholders to be included in the proxy materials to be distributed by the Company in connection with the next Annual Meeting must be received by the Secretary of the Company, 15 Riverside Avenue, Westport, Connecticut 06880, not later than the close of business on February 9, 2000.

In addition, as more fully explained in the Company's By-laws, in order to be properly brought before the next Annual Meeting of Stockholders, proposals, including proposals for the nomination of directors, the removal of directors, amendments to the Company's Certificate of Incorporation or By-laws, or the repeal of a by-law, must be received in writing by the Company's Secretary no earlier than 90 days and no later than 60 days in advance of the next Annual Meeting of Stockholders, or, if fewer than 70 days notice or prior public disclosure of the meeting date is given or made by the Company, not later than the 10th day after which notice was mailed or such public disclosure was made.



                                             By order of the Board of Directors


                                             John A. Marsalisi
                                             Secretary

                                     PROXY

                          FIRST AVIATION SERVICES INC.
                 15 Riverside Ave., Westport, Connecticut 06880

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Aaron P. Hollander and John A. Marsalisi as proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to vote, as designated on the reverse side, all the shares of Common Stock of First Aviation Services Inc. held of record by the undersigned on June 1, 1999 at the Annual Meeting of Stockholders to be held on July 15, 1999 or any adjournment thereof.


                         (To be Signed on Reverse Side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
FIRST AVIATION SERVICES INC.

July 15, 1999



[arrow graphic] Please Detach and Mail in the Envelope Provided [arrow graphic]

      Please mark you
A [X] votes as in this
      example.




                         FOR nominees
                        listed at right        WITHHOLD AUTHORITY
                      (except as marked)       to vote for nominees
                     to the contrary below)      listed at right

1. Election of
   Directors for a           [  ]                      [  ]
   term to expire
   at the Annual Meeting of Shareholders in the year 2002.

Nominees: John A. Marsalisi
          Charles B. Ryan

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)


2. Proposal to ratify the appointment of Ernst        FOR    AGAINST    ABSTAIN
   & Young LLP as the Independent auditors            [ ]      [ ]        [ ]
   of First Aviation Services Inc.

3. In their discretion; the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.



SIGNATURE                    DATED:                             DATED:
          ----------------         --------- -----------------        ---------
                                              (SIGNATURE IF
                                               HELD JOINTLY)


Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.